UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934.

DATE OF REPORT:  December 10, 2009  (Date of earliest event reported)

ACCREDITED BUSINESS CONSOLIDATORS CORP.
(Exact name of registrant as specified in its charter)

PA                                            0-27182               25-1624305
                                                              (State or other jurisdiction                         (Commission File      IRS Employer
of incorporation)                                      Number)             Identification Number)

196 WEST ASHLAND STREET, DOYLESTOWN, PA 18901
(Address of principal executive offices)

267-864-7737
(Registrant's telephone number, including area code)

NOT APPLICABLE
(Former Name or Former Address, if changed since last report)

ITEM 2.01  Completion of Acquisition of Assets

          Accredited Business Consolidators Corp. (Pinksheets: IOVE) issued a press release June 8, 2009, announcing the formation of Bankruptcy Claims Fund, Inc., which IOVE's subsidiary Italian Oven Financial, Inc., owns a majority.   In addition, the fund ultimately acquired Lehman Brothers debt in excess of a face value of $8,000,000.00.  Subsequently, the Company made a small purchase of common stock in Southeast Banking Corporation common stock.

         IOVE today announced it has restructured its Lehman Brothers debt assets.  IOVE took possession of the share assignments from BCF and transferred them to the Company's treasury. Therefore, the rights and claims will now be held directly by IOVE rather than a subsidiary.   Similarly, the 77634 shares of Southeast Banking Corporation stock held by the Company as nominee for Bankruptcy Claims Fund will instead be retained by IOVE. The latter investment was made while Bankruptcy Claims Fund negotiated an assignment of claims in the Southeast Banking bankruptcy case; however, the purchase of the prospective additional claims never came to fruition due to certain delays in the Southeast Banking case.

        This leaves Bankruptcy Claims Fund without any assets. IOVE has not determined whether it will place future bankruptcy claims investments into the subsidiary or just hold them in its treasury directly for the parent.

         The majority of the claims will be administered by the Bank of New York without the need for IOVE to file any formal documents. IOVE did not and does not expect to receive 100% payout on the Capital Trust notes at LEHKQ, LEHLQ, LHHMQ, and LEHNQ. However, IOVE continues to be excited about the prospect of a fair distribution for Capital Trust shareholders.

   SIGNATURE

Pursuant to the requirements of the Securities Exchange Act
of 1934, the registrant has duly caused this report to be
signed on its behalf by the undersigned hereunto duly authorized.

Dated:   December 10, 2009

ACCREDITED BUSINESS CONSOLIDATORS CORP.

.

By: /s/ Joanna Chmielewska
Joanna Chmielewska, President

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